Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby issued our report dated January 14, 2004, accompanying the consolidated financial statements included in the 2003 Annual Report of Lakeland Bancorp, Inc. and Subsidiaries on Form 10-K for the year ended December 31, 2003. We hereby consent to the incorporation by reference of said report in the Registration Statements of Lakeland Bancorp, Inc. on Form S-3 (File No. 333-87306, effective May 1, 2002 and File No. 333-89723, effective October 27, 1999) on Form S-4 (File No. 333-111637, effective January 29, 2004) and on Form S-8 (File No. 333-34296, effective April 7, 2000 and File No. 333-89051, effective October 27, 1999.)

/S/     GRANT THORNTON LLP

Philadelphia, Pennsylvania

March 10, 2004